AGREEMENT

This AGREEMENT (the "Agreement") is made and entered into as of September 17, 2011 between Meister Management, Inc. ("Licensor"), a California corporation located at 715 Gateshead Court, Foster City, California 94404, and Insynergy Products Inc. ("Insynergy"), a Nevada corporation located at 12400 Ventura Boulevard, Suite 900, Studio City, California 91604.

RECITALS

Licensor and Insynergy previously executed a document dated as of August 10, 2011 (together with an Addendum thereto dated as of August 16, 2011, collectively, the "First License Agreement") relating to an "ab" fitness product tentatively entitled "The Kruncher," including all related booklets, cards, materials, dvds, audio tapes, parts, attachments, accessories, components, configurations and re-configurations of such product (collectively, the "Product");

Licensor and Insynergy desire to enter into this Agreement and it shall be deemed a novation pursuant to California Civil Code §1530 and §1531, resulting in the complete termination of the First License Agreement. Accordingly, pursuant to this Agreement Licensor shall grant to Insynergy a license of exclusive rights to advertise, promote, market, manufacture, distribute, sell and/or exploit the Product and to use Licensor's technology and intellectual property in connection therewith, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Grant of Rights. Subject to the terms and conditions set forth herein, Licensor hereby grants to Insynergy and its successors, assigns, designees, distributors, manufacturers, licensees, sub-licensees, parents, subsidiaries and affiliates during the Term (as defined below) exclusive, worldwide and irrevocable rights to advertise, promote, market, manufacture, distribute, sell and/or exploit the Product in any and all media, means and markets and all channels of trade and distribution now known or hereafter devised in all territories worldwide (hereinafter, the "Territory").

2. Intellectual Property. Subject to the terms and conditions set forth herein, Licensor hereby grants to Insynergy and its successors, assigns, designees, distributors, manufacturers, licensees, sub-licensees, parents, subsidiaries and affiliates during the Term the exclusive, worldwide and irrevocable license to use all copyrights, patents, trade names, service marks, trademarks, domain names and all other intellectual property owned or controlled by Licensor relating to the Product (collectively, the "Intellectual Property"). A complete list of all applications and registrations pending and/or issued for Intellectual Property owned or controlled by Licensor relating to the Product is set forth in this Paragraph below. Upon the execution hereof, Licensor shall furnish Insynergy with copies of all applications, registrations and other

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applicable documentation for or relating to the Intellectual Property. Licensor has not completed the patent process, and nothing in this Agreement shall be construed as prohibiting Licensor from completing that process and from obtaining all current and future patents related to the Product. Licensor shall be the exclusive owner of all rights throughout the universe to the Intellectual Property, and Insynergy shall not acquire any ownership interest in such Intellectual Property by virtue of this Agreement.

Intellectual Property	*Registration Number/Application Number*	*Name(s) of Owner/Registrant*
Patent(s)	None	None
Patent Application(s) and Number(s)	United States Provisional patent # PA5697PRV, filed June 10, 2011	Greg Meister and Charles Perez, as joint patent holders, assigned by Greg Meister and Charles Perez to Meister Management, Inc.
Trademark(s) and Number(s)	None	None
Trademark Application(s) and Number(s)	None	None
Copyrights and Number(s)	None	None
Trade Secrets	None	None

3. Term. The term of this Agreement shall commence on the date hereof and shall continue for a period ending on December 31, 2012 (the "Initial Term"), unless earlier terminated in accordance with the terms hereof.

4. Renewals of Term. The Initial Term shall automatically renew for additional, successive one (1) year periods (the Initial Term, including any extensions or renewals thereof, is referred to herein as the "Term") so long as Insynergy sells the minimum number of Product (in terms of units) at a minimum sales price of $20 per Product unit and in the amounts ("Performance Minimums") and during the periods as set forth below. So long as the Performance Minimums below have been satisfied during the Term, Insynergy shall retain exclusive rights hereunder during the Term, unless sooner terminated in accordance with the provisions set forth herein. So long as the Performance Minimums below have been satisfied during the first five (5) years of the Term, the Term shall automatically renew for additional, successive one (1) year periods so long as the Performance Minimums below have been satisfied unless Insynergy, at its sole election, provides written notice to Licensor that it has determined not to renew the Term (or any extended term).

Time Period	Minimum Number of Units
Period ending May 31, 2012 during Initial Term	10,000
Initial Term	100,000 (including the above 10,000 units)
YEAR 2 of Term	100,000

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YEAR 3 of Term	60,000
YEAR 4 of Term	30,000
YEAR 5 of Term and thereafter	30,000

If any of the Performance Minimums above is not met during the first five (5) years of the Term, then Licensor may, at its election, terminate this Agreement upon thirty (30) days written notice to Insynergy, provided however, that Insynergy shall have a thirty (30) day cure period from the date written notice is received from Licensor to cure any shortfall by paying Licensor the difference between the royalty amount actually received by Licensor and the royalty amount Licensor would have received had the Performance Minimums been met ("Cure Period"). In the event Insynergy does not cure such shortfall during the Cure Period, then Licensor may terminate this Agreement without the need for further action by either party except for Licensor's final written notice of termination subject to the "Sell-Off Period" (as defined below). Following the termination of this Agreement, Insynergy may continue, on a non-exclusive basis, to exercise the rights granted hereunder for a period of nine (9) months, for the limited purposes of processing and selling the Product and liquidating existing inventory, processing returns and customer calls, and other activities related to the winding up of the rights hereunder ("Sell-Off Period"). Notwithstanding anything to the contrary contained herein, sales of the Product hereunder shall be cumulative, so that if Insynergy and its distributors, licensees and affiliates have sold Product units during any year of the Term that exceeded the Performance Minimums to be sold for such year, such excess amount shall be carried forward only to the next year of the Term and applied to satisfy the Performance Minimums to be sold in that next year of the Term. A failure by Insynergy to satisfy the applicable Performance Minimums hereunder, however, shall not constitute a breach of this Agreement. Upon the expiration or termination of this Agreement, the rights granted by Licensor hereunder shall revert to Licensor, subject to those provisions hereof which expressly are intended to survive the expiration or termination of this Agreement.

5. Manufacturing. Insynergy shall be responsible, at Insynergy's sole expense, to oversee and maintain manufacturing and quality controls, with input from Licensor. Insynergy shall communicate directly with the manufacturer and its representatives regarding all manufacturing matters. Licensor shall receive at no cost six (6) Product units from Insynergy's initial Product order, and may purchase from Insynergy up to fourteen (14) additional units at Insynergy's cost. Licensor shall be entitled to communicate with Insynergy's manufacturer for the limited purpose of verifying purchase orders placed by Insynergy regarding the Product.

6. Royalties to Licensor. In consideration of the grant of rights by Licensor provided for herein, Insynergy agrees to pay Licensor a royalty of six percent (6%) of Direct Response Gross Sales Revenues and eight percent (8%) of Retail/Wholesale Gross Sales Revenues. "Direct Response Gross Sales Revenues" shall mean all gross revenues actually received by Insynergy during the Term in connection with the rights granted herein from direct response sales of the Product by Insynergy to U.S. consumers via television, radio, internet, print, catalogues and other forms of direct response marketing in which a consumer purchases the Product from Insynergy in direct response to an advertisement placed by or on behalf of Insynergy, reduced by returns, refunds, bad debts, chargebacks and check and credit card processing fees relating to the Product, and excluding costs and revenues associated with shipping and processing expenses and

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sales, excise, use or any other taxes (so long as such shipping and processing expenses and taxes are not included in Direct Response Gross Sales Revenues). "Retail/Wholesale Gross Sales Revenues" shall mean all gross revenues actually received by Insynergy during the Term in connection with the rights granted herein from worldwide sales of the Product by Insynergy to wholesalers and/or retailers for resale from which Insynergy receives no money directly from end-user consumers, reduced by returns, refunds, bad debts, chargebacks, check and credit card processing fees and sales allowances, sales commissions, slotting fees and markdowns relating to the Product, and excluding costs and revenues associated with shipping and processing expenses and sales, excise, use or any other taxes (so long as such shipping and processing expenses and taxes are not included in Retail/Wholesale Gross Sales Revenues).

7. Payment; Accounting. Royalties hereunder shall be paid on a calendar quarterly basis accompanied by a royalty statement showing the calculation of the amount of royalty provided thereby to be due, and shall be due thirty (30) days after the quarter in which royalties have been earned. Each statement shall become binding on Licensor and Licensor shall neither have nor make any claim against Insynergy with respect to such statement unless Licensor shall advise Insynergy, in writing, of the specific basis of such claim within eighteen (18) months after the date on which Insynergy sends such statement to Licensor. Licensor, upon at least thirty (30) days' prior written notice to Insynergy for administrative convenience, shall have the right to cause Licensor's certified public accountant to inspect, at Insynergy's offices during normal business hours, the financial books and records of Insynergy, at Licensor's expense, insofar as such books and records relate directly to such royalty calculation hereunder. If the inspection reveals a shortfall in the amount due to Licensor that is in excess of five percent (5%) of its entitlement, then Insynergy shall also pay Licensor's reasonable out-of-pocket fees and costs in connection with the audit in addition to such shortfall. Licensor shall be permitted to inspect such books and records no more frequently than two (2) times during any twelve (12) month period, and only one (1) time with respect to any statement rendered by Insynergy hereunder. Insynergy shall establish a ten percent (10%) reserve fund for returns, refunds, bad debts and chargebacks from the sales of the Product. Such reserves shall be self-liquidating on a calendar quarterly basis until Insynergy, upon written notice to Licensor, adjusts its reserves to reflect such actual expenses. Insynergy shall provide Licensor with daily access to reports regarding Product orders and shipments.

8. Obligations of Parties. The obligations of the parties shall be as follows:

(a) Insynergy. Insynergy shall be solely responsible for the following, all at Insynergy's sole discretion, and all fees, costs and expenses relating to all of the following: bearing all manufacturing and associated costs and expenses related to the Products; creation of graphics and packaging for the Product; coordination of advertising and promotion for the Product; creation and production of infomercials, commercials, dvds, radio spots and other productions for the Product; coordination of the manufacturing and shipping of the Product; creation and implementation of distribution channels for the Product; coordination of telemarketing services; coordination of fulfillment operations; purchase, coordination and analysis of media buying; coordination of all campaign management operations and logistics; creation and implementation of an internet website; and coordination of retail, wholesale and international marketing efforts for the Product. The rights granted herein shall include the right

of Insynergy and its successors, assigns, designees, distributors, manufacturers, licensees, sub-licensees and affiliates to market with or in addition to the Product new or bundled products, continuity products, premiums or additional so-called upsell products of any kind, whether or not related to the Product, to be offered or marketed by Insynergy in any manner in conjunction with or in association with the Product. Insynergy shall run an initial media test of a direct response television commercial featuring the Product no later than two (2) weeks after the receipt at Insynergy's fulfillment house of Insynergy's initial Product order. Placement of Insynergy's initial Product order is conditioned upon the receipt by Insynergy of a prototype of the Product from Licensor within three (3) business days of the execution hereof and the approval by Insynergy of samples produced by Insynergy's manufacturer based upon such prototype. Insynergy shall produce a direct response television commercial featuring the Product promptly following the receipt by Insynergy of necessary "hero units" which are based upon such prototype.

(b) Licensor. Licensor agrees to render the following services in connection with the Product: (a) provide reasonable consulting services relating to the Product; (b) provide any applicable electronic files such as key-art and cover-artwork files regarding the Product; (c) provide any and all existing tooling and molds for the Product, in each case for manufacturing purposes in the exercise of the rights and license granted by Licensor hereunder; (d) provide information concerning previous suppliers and sources of the Product; (e) provide comprehensive written substantiation of any and all Product claims that may be made and any and all tests on the Product performed prior to the date hereof; and (f) provide information relating to the Product generally.

9. Representations and Warranties. (a) Licensor hereby represents and warrants that: (i) Licensor has the right, power and authority to enter into this Agreement, to grant the rights set forth herein and to perform Licensor's obligations hereunder; (ii) Licensor has not previously entered into any agreement, oral or written, which would conflict with the rights granted or the obligations to be performed by Licensor hereunder, nor will Licensor do so during the Term; (iii) no consent or approval is required by any third party for Licensor to enter into this Agreement or to grant the rights set forth herein; (iv) Licensor solely owns or controls all right, title and interest in and to the Product, the Intellectual Property and the inventions embodied therein; (v) there are no liens, charges or encumbrances of any type, kind or nature with respect to the Product or the Intellectual Property, nor will there be any during the Term; (vi) no actions, suits or claims or threatened actions, suits or claims are currently pending against Licensor or any of Licensor's affiliates relating to the Product or the Intellectual Property; (vii) no actions, suits or claims have ever been brought against Licensor or any of Licensor's affiliates relating to the Product or the Intellectual Property; (viii) Licensor owns or controls all rights in and to all of the Intellectual Property relating to the Product; (ix) Licensor has not heretofore assigned, transferred or otherwise disposed of any right, title, interest or license which Licensor owns or controls in the Product or the Intellectual Property, nor will Licensor do so during the Term; (x) Licensor is not in default under any agreement relating to the Product or the Intellectual Property; (xi) Licensor has the exclusive rights to advertise, promote, market, manufacture, distribute, sell and exploit the Product and any products covered by the Intellectual Property, and to use the Intellectual Property relating to the distribution of such products; (xii) the rights granted by Licensor hereunder do not violate the contract rights, privacy rights, publicity rights, patent rights,

trademark rights, copyright rights or any other rights of any person or entity; (xiii) to the best of Licensor's knowledge, neither the Intellectual Property nor the making, using, offering to sell and/or selling the Product will infringe upon the intellectual property rights of any person or entity; and (xiv) this Agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms. Following the execution hereof, Licensor agrees to notify Insynergy promptly with any information or development that is inconsistent with any of the above representations or warranties.

(b) Insynergy hereby represents and warrants that: (i) Insynergy has the right, power and authority to enter into this Agreement and to perform Insynergy's obligations hereunder; and (ii) this Agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms.

10. Covenants. Licensor covenants and agrees as follows: (i) during the Term, Licensor shall not create, develop, manufacture, sell, duplicate or reproduce the Product or any products similar to the Product for itself or any other third party; (ii) during the Term, Licensor shall not grant to any third party any private label rights, including marketing or distribution rights, relating to any products similar to the Product, without the prior written consent of Insynergy; (iii) during the Term, Licensor shall not render services, directly or indirectly, to promote, endorse or advertise products which are identical, substantially similar or similar to the Product or which would be in competition with the Product; and (iv) during the Term, Licensor shall not produce for itself, directly or indirectly, or for any other third party, any infomercial or commercial marketing or selling products which are identical, substantially similar or similar to the Product or which would be in competition with the Product. For purposes of this Agreement, the terms "directly or indirectly" mean on Licensor's own behalf or on behalf of a person or entity with respect to which Licensor has a business, financial or personal interest or affiliation.

11. Ownership Rights. Insynergy shall be the sole and exclusive owner throughout the universe in perpetuity of all right, title and interest in and to all infomercials, commercials, dvds, videos and similar ancillary productions concerning the Product, developed and/or caused to be produced by or on behalf of Insynergy and the materials upon which they are based, including, without limitation, the right at any time to make any revision of all or any part of such infomercials and productions, the copyrights in and to such infomercials and productions and any renewals and extensions of such copyrights; all distribution, exhibition and exploitation rights in any and all media, whether now known or hereafter devised; any and all allied, ancillary and subsidiary rights in and to such infomercials and productions; and all other tangible and intangible rights, properties and proceeds of every kind and nature in and to such infomercials and productions and in each and all of the foregoing, in every stage of development, production and completion, whether in existence or known now or in the future. Licensor hereby agrees that Licensor shall never file for copyright protection or make a claim of ownership or of any other rights to the infomercials and/or productions, any and all footage, and all versions thereof, and any and all materials made by Insynergy with respect to the infomercials and/or productions, whether now existing, or edited or revised or new versions thereof. The name, address, telephone number, e-mail address, credit card information and all other data collected by Insynergy regarding purchasers of the Product shall be owned exclusively by Insynergy. Any packaging, labeling, catalogs and other related materials for the Product created by Insynergy

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shall be owned exclusively by Insynergy. Insynergy shall be the sole and exclusive owner throughout the universe in perpetuity of all right, title and interest in and to any and all copyrights, trademarks, trade names, service marks, know-how, patents, inventions, formulae, confidential or secret processes, trade secrets (except for the Intellectual Property) and confidential information created or developed by Insynergy hereunder. Insynergy shall be the sole and exclusive owner throughout the universe in perpetuity of all right, title and interest in and to all tooling/molds of the Product paid for by Insynergy, and all continuity products, premiums and/or additional so-called upsell products developed by or for Insynergy.

12. Dismissal of Lawsuit; Releases. (a) Licensor filed a civil action against Insynergy and others in Los Angeles Superior Court, case no. BC 468575 (the "Action"). Licensor shall within three (3) business days of the execution hereof file its Dismissal with Prejudice of the entire Action, and promptly provide Insynergy with a conformed copy of such Dismissal.

(b) As a full and final settlement of any and all disputes and claims between the parties hereto as of the date hereof, each of the parties shall forever release and discharge absolutely the other and their past, present and future companies, predecessors, parents, subsidiaries, affiliates, and their respective officers and/or agents (including Sandy Lang, Marty Goldrod, Greg Meister and Bill Gross), directors, employees, shareholders, members, managers, principals, clients, licensees, distributors, suppliers, manufacturers, independent contractors, representatives, insurers, successors, assigns, attorneys, accountants, and affiliated entities, whether controlled by or related to them ("Constituents") of and from any and all obligations, losses, damages, debts, agreements, liabilities, demands, costs, expenses, claims and causes of action, whether direct or indirect, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature whatsoever, at law or in equity, which ever existed, now exist or may hereafter exist against the other or any of the Constituents, in any way arising from, concerning or pertaining to any and all matters, causes or things whatsoever between or involving the parties hereto or any of the Constituents that occurred on or prior to the date hereof, including, without limitation, any matter, cause or thing whatsoever which were or could have been asserted in the Action, and any and all other disputes and claims which either party may have against the other or any of the Constituents relating to any matter or transaction involving said parties, except that this release does not release and shall not be construed to release or affect any rights, duties or obligations arising out of this Agreement.

(c) Each of the parties expressly waives and relinquishes any and all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and any similar laws of any state or jurisdiction. Each of the parties understands that the facts in respect to which the general release made in this Agreement is given may hereafter turn out to be other than or different from the facts in connection therewith now known or believed by such party to be true; and each of the parties hereby accepts and assumes the risk of the facts turning out to be different and agrees that this Agreement shall be, and remain in all respects, effective and not subject to termination or rescission by virtue of any such difference in facts. Said Section 1542 reads as follows:

> "1542. [Certain claims not affected by general release]. A general release does not extend to claims which the creditor does not know or suspect to exist in his

favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

13. Confidentiality. (a) Licensor agrees to hold all proprietary information and materials received from Insynergy or its affiliates or learned during the Term, whether orally or in written form or otherwise, relating to Insynergy's or its affiliates' products or the business being conducted by Insynergy or its affiliates ("Insynergy's Proprietary Information") in strictest confidence and not to use in any manner or to disclose Insynergy's Proprietary Information to any third party except as required by law, pursuant to court order or legal process. Insynergy agrees to hold all proprietary information and materials received from Licensor or its affiliates or learned during the Term, whether orally or in written form or otherwise, relating to Licensor's or its affiliates' business being conducted by Licensor or its affiliates ("Licensor's Proprietary Information") in strictest confidence and not to use in any manner or to disclose Licensor's Proprietary Information to any third party except as required by law, pursuant to court order or legal process.

(b) Licensor agrees to keep the terms and conditions contained in this Agreement confidential, and agrees not to disclose said terms and conditions to any third parties other than Licensor's professional representatives unless otherwise required by law or to enforce this Agreement in a court of law or other legal proceeding. Unless approved by Insynergy in advance, Licensor shall not make any public announcement, issue any press release or other publicity or confirm any statements by third parties concerning the transactions contemplated hereby, except as otherwise required by law.

14. Indemnifications; Breach. Licensor agrees to indemnify, defend and hold harmless Insynergy and its officers, directors, shareholders, employees, managers, members, affiliates, parents, subsidiaries, representatives, agents, attorneys, accountants, distributors, manufacturers, licensees, sub-licensees, successors and assigns and the respective officers, directors, shareholders, employees, managers, members, representatives, agents, attorneys, accountants, distributors, manufacturers, licensees, sub-licensees, successors and assigns of its affiliates, parents and subsidiaries, from and against any and all direct losses, costs, damages, claims, suits, actions, judgments, demands, obligations, debts, liabilities, agreements and expenses whatsoever, (including, without limitation, attorneys' fees and court costs) arising out of or in connection with any breach by Licensor of any covenant, representation, warranty or agreement made by it contained herein. Insynergy agrees to indemnify, defend and hold harmless Licensor and its officers, directors, shareholders, employees, affiliates, representatives, agents, attorneys, licensees, successors and assigns from and against any and all direct losses, costs, damages, claims, suits, actions, judgments, demands, obligations, debts, liabilities, agreements and expenses whatsoever (including, without limitation, attorneys' fees and court costs) arising out of or in connection with (i) any breach by Insynergy of any covenant, representation, warranty or agreement made by it contained herein or (ii) claims of patent or trademark infringement or other intellectual property infringement relating to the intellectual property of Insynergy. Neither party shall be deemed in breach of this Agreement unless and until the non-breaching party has given the breaching party written notice of any alleged breach and the breaching party has failed to cure such alleged breach within thirty (30) days after receipt of such written notice. Licensor's sole and exclusive rights and remedies in the event of a breach of this Agreement by Insynergy or otherwise, shall

be an action to recover money damages, if any, and Licensor irrevocably waives any right to rescission or equitable or injunctive relief, including, without limitation, enjoining or restraining the use or exploitation of the Intellectual Property or the advertising, promotion, marketing, manufacturing, distribution, sale and/or exploitation of the Product.

15. Infringement. Licensor shall promptly notify Insynergy of any information obtained regarding infringements or imitations by third parties of the Product or the Intellectual Property. Licensor hereby transfers and grants to Insynergy during the Term the sole and exclusive right to: (i) to bring suit in Insynergy's own name, in its sole discretion, or if required by law, in Licensor's name or jointly with Licensor, at Insynergy's expense; (ii) in any such suit to enjoin infringements and to collect damages, profits and awards of whatever nature recoverable for such infringements; and (iii) to settle any claim or suit for infringements of the Product or the Intellectual Property by granting the infringing party a royalty. In such case, Insynergy may in its sole discretion, undertake such enforcement efforts and shall have the right to select legal counsel and to control the enforcement efforts, including, without limitation, the settlement thereof. If Insynergy undertakes the defense or prosecution of any litigation relating to the Product or the Intellectual Property, Licensor agrees to fully cooperate with Insynergy in any such proceeding, to join with Insynergy as a party to any action brought by Insynergy if required or requested by Insynergy, and to execute any and all documents and do all acts which may be reasonably necessary or of aid, at the determination of Insynergy 's legal counsel, to carry out such litigation. Insynergy shall fully inform Licensor of the status of any such enforcement efforts. The "net proceeds," if any, of any settlement, judgment or award resulting from such enforcement efforts shall be shared by Insynergy and Licensor in proportion to the contribution made by each party to the applicable attorneys' fees, costs and expenses. For example, if Insynergy contributed sixty percent (60%) of the applicable attorneys' fees, costs and expenses, then Insynergy would receive sixty percent (60%) of the resulting "net proceeds" and Licensor would receive forty percent (40%). For purposes of this Agreement, "net proceeds" shall mean the total of all amounts received from any such settlement, judgment or award less the total attorneys' fees, litigation costs and expenses incurred by Insynergy relating thereto (before Licensor's contribution to such fees, costs and expenses). To exercise the rights granted Insynergy above, Insynergy is hereby authorized to execute any and all documents and instruments in Licensor's name, place and stead and as Licensor's attorney-in-fact, which power is coupled with an interest and is irrevocable, but such power shall be exercised only if Licensor fails to execute and deliver to Insynergy any such documents or instruments within five (5) business days after Licensor's receipt thereof. Licensor shall execute any such Power of Attorney or other documents reasonably needed by Insynergy to take any of the foregoing actions and to act in the name, place and stead of Licensor.

In the event Insynergy elects not to sue for any such infringements, the right to sue herein granted to Insynergy shall forthwith become non-exclusive, and Licensor shall thereafter have the right to sue for the infringement at Licensor's sole cost and expense, and to collect for its own use all damages, profits and awards of whatever nature recoverable for such infringement.

16. Entire Agreement; Amendments. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements between the parties hereto, including the First License Agreement,

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which is hereby terminated and this Agreement shall be deemed a novation pursuant to California Civil Code §1530 and §1531. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement cannot be modified, altered or otherwise amended except by an agreement in writing signed by all of the parties hereto.

17. Notices. All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by facsimile transmission; provided that if sent by facsimile transmission, a copy is also sent by certified mail, return receipt requested, postage prepaid, (ii) on the next day if delivered by overnight mail or courier, or (iii) the date of deposit in the mails if being sent by certified mail, return receipt requested, postage prepaid, to the parties at their addresses as set forth at the beginning of this Agreement. Any of the parties to this Agreement may from time to time change such party's address for receiving notice by giving written notice thereof in the manner set forth herein.

18. Assignments. Insynergy shall have the right to assign, license or sublicense any of its rights or obligations in full or in part to any third party. Licensor shall not have the right to assign any of Licensor's rights or obligations to any third party without the prior written consent of Insynergy. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective officers, directors, shareholders, managers, members, employees, agents, affiliates, parents, subsidiaries, successors and permitted assigns. For clarification purposes, all sublicensees shall agree to comply with and be bound by any restrictions set forth in this Agreement applicable to the rights licensed hereunder. Insynergy has no license, permission or authority to grant any third party any rights greater than those specifically set forth in this Agreement.

19. Severability; No Adverse Construction. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. The rule that an agreement is to be construed against the party drafting the agreement is hereby waived by the parties hereto, and shall have no applicability in construing this Agreement or the terms of this Agreement.

20. Independent Contractor. Neither party nor any of its officers, employees, managers, agents or representatives is a partner, employee or agent of the other party for any purpose whatsoever. Rather, each party is and shall at all times remain a separate legal entity from the other and each shall be an independent contractor responsible only for such party's own actions. Accordingly, nothing contained in this Agreement shall be construed as establishing an employer/employee, partnership or joint venture relationship between Licensor and Insynergy. Each party shall have sole control of the manner and means of performing its obligations under this Agreement. Neither party has, nor shall it hold itself out at as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other party, except as provided herein. Each party shall have the right to appoint and shall be solely responsible for its own employees, agents and representatives, who

shall be at such party's own risk, expense and supervision and shall not have any claim against any other party for compensation or reimbursement except as specifically set forth herein. Except as otherwise specifically provided in this Agreement, each party will be responsible for all expenses and disbursements such party incurs in connection with its performance under this Agreement, including any taxes it may incur.

21. **Legal Counsel. Each of the parties acknowledges that such party had the right and opportunity to seek independent legal counsel of such party's own choosing in connection with the execution of this Agreement, and each of the parties represents that such party has either done so or that such party has voluntarily declined to do so, free from coercion, duress or fraud.**

22. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY, THE OTHER PARTY'S AFFILIATES, OR ANY THIRD PARTY, FOR ANY CAUSE OF ACTION RELATING TO THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR SPECULATIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR USE, BUSINESS INTERRUPTION, OR LOSS OF GOODWILL, IRRESPECTIVE OF WHETHER SUCH PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

23. Counterparts; Facsimile; Survival. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic scanned copy, and signatures on a facsimile or scanned copy hereof shall be deemed authorized original signatures. The provisions of Paragraphs 1, 2, 4, 9 and 11 through 24 shall survive any expiration or termination of this Agreement.

24. Governing Law; Jurisdiction. The provisions of this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without reference to choice or conflicts of law principles. Any and all suits or actions, whether federal or state, for any breach of this Agreement, or otherwise arising out of this Agreement, shall be filed and prosecuted in any court of competent jurisdiction in Los Angeles, California. The parties hereto hereby consent and submit to the jurisdiction of the courts in Los Angeles, California and hereby agree that service of process on any party may be effected by certified mail, return receipt requested, postage prepaid. Each of the parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such suit or action in any such court. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of such party's obligations under this Agreement or for injunctive relief or otherwise, the prevailing party shall recover all of such party's reasonable attorneys' fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

MG GM

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first set forth above.

INSYNERGY PRODUCTS INC.

By: Marty Goldrod

~~Sandy Lang, CEO~~

MARTY GOLDROD, COO

MEISTER MANAGEMENT, INC.

By: Gregory Meister

Name: Gregory Meister

Title: Owner